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                                                                   EXHIBIT 10.14


                                  AMENDMENTS TO
                                SPECTRASITE, INC.
                           EXECUTIVE SEVERANCE PLAN B


       1.     Modifications to Section 2 of the B Severance Plan.

              (a) Subsection 2(e)(iii) of the B Severance Plan is deleted in its entirety and replaced with the following:

              "(iii) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, other than a transaction following which the holders of securities that represented 100% of the aggregate voting power of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, at least a majority of the aggregate voting power of the Voting Stock of the surviving person immediately after such transaction in substantially the same proportion that such holders held the aggregate voting power of the Voting Stock of the Company immediately prior to such transaction; or".

              (b) Section 2(j) of the B Severance Plan is deleted in its entirety and replaced with the following:

              "(j) 'Participant' means any employee of the Company or any of its controlled Affiliates designated in writing by the Company as a Participant in this Plan in accordance with authorization from the Board".

              (c) Section 2(k) of the B Severance Plan is deleted in its entirety and replaced with the following:

              "(k) 'Permitted Holders' means Apollo Management V L.P., Capital Research and Management Company, Conseco Capital Management, Fidelity Management & Research Co. and Oaktree Capital Management LLC and any investment fund or account managed by any of the foregoing.".

       2.     Modifications to Section 4 of the B Severance Plan.

              (a) Subsections 4(a)(i) and 4(b)(i) of the B Severance Plan are deleted in their entirety and each is replaced with the following:

              "(i) the Company shall make a lump-sum payment to such Participant equal to the sum of (x) any earned but unpaid salary due to the Participant and (y) the excess of (A) the Bonus Amount multiplied by a fraction, the numerator of which is the number of days occurring in the fiscal year


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              during which such termination occurs prior to the date of such termination and the denominator of which is 365, minus (B) the aggregate amount of any quarterly bonus payments previously made to the Participant during the then current calendar year, and such lump-sum payment shall be made on the date on which such a payment would have otherwise been paid to the Participant in accordance with the Company's or, if applicable, its Affiliate's, standard payroll schedule, unless an earlier payment is required by law;".

              (b) Subsection 4(a)(iii) of the B Severance Plan is deleted in its entirety and is replaced with the following:

              "(iii) (x) the Company shall continue to provide the Participant (and the Participant's dependents, if applicable) during the eighteen (18) month period following such termination with the same level of medical, dental, accidental death and dismemberment and basic life insurance benefits upon substantially the same terms and conditions (including contributions required by the Participant for such benefits) as existed immediately prior to such termination; provided, however, that, if the Participant becomes reemployed with another employer and becomes eligible to receive any such benefits from such employer, the applicable benefits described herein shall be secondary to such benefits during the period of the Participant's eligibility, but only to the extent that the Company reimburses the Participant for any increased cost and provides any additional benefits necessary to provide the Participant with the benefits to which the Participant would otherwise be entitled under this Section 4(a)(iii); provided, further however, that, during such eighteen (18) month period, the Company shall not be responsible for providing the Participant with disability insurance or any coverage related to any voluntary insurance plans, such as group voluntary life insurance or salary income protection, which may be made available by the Company from time to time; and

              "(y) Medical and dental benefits shall be provided, and the Company's obligation to provide such benefits satisfied, by the Participant electing continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and the Company paying for the amount of the premiums associated with such COBRA coverage either, at the election of the Company, by direct payment or by reimbursement of premiums paid by the Participant."

              (c) Subsection 4(b)(iii) of the B Severance Plan is hereby deleted in its entirety and is replaced with the following:

              "(iii) (x) the Company shall continue to provide the Participant (and the Participant's dependents, if applicable) during the twenty-four (24) month period following such termination with the same level of medical, dental, accidental death and dismemberment and basic life insurance benefits


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              upon substantially the same terms and conditions (including contributions required by the Participant for such benefits) as existed immediately prior to such termination; provided, however, that, if the Participant becomes reemployed with another employer and becomes eligible to receive any such benefits from such employer, the applicable benefits described herein shall be secondary to such benefits during the period of the Participant's eligibility, but only to the extent that the Company reimburses the Participant for any increased cost and provides any additional benefits necessary to provide the Participant with the benefits to which the Participant would otherwise be entitled under this
              Section 4(b)(iii); provided, further however, that, during such twenty-four (24) month period, the Company shall not be responsible for providing the Participant with disability insurance or any coverage related to any voluntary insurance plans, such as group voluntary life insurance or salary income protection, which may be made available by the Company from time to time.

              "(y) Medical and dental benefits shall be provided, and the Company's obligation to provide such benefits satisfied, during the eighteen (18) month period following such termination by the Participant electing continuation coverage pursuant to COBRA and the Company paying for the amount of the premiums associated with such COBRA coverage either, at the election of the Company, by direct payment or by reimbursement of premiums paid by the Participant."

       3. Modifications to Section 6 of the B Severance Plan. Section 6 of the B Severance Plan is deleted in its entirety and replaced with the following:

              "6.    RELEASE, NON-COMPETE AND CONFIDENTIALITY; TERMINATION OF
              PAYMENTS AND BENEFITS

              "(a)   Release. The Company's obligation to make any payments or
              to provide any benefits to any Participant under the Plan is contingent upon such Participant executing and delivering to the Company a general release of all claims, causes of actions, damages, liabilities and demands the Participant may have against the Company, its Affiliates, and their respective officers, directors, employees and shareholders, in such form as the Company may request. Notwithstanding anything herein to the contrary, the payment of the salary and benefits to any Participant provided for in Subsections 4(b)(ii) and (iii) and 4(c)(ii) and (iii) shall not commence until execution and delivery of such release by such Participant to the Company and after the expiration of any revocation periods required by law allowing the Participant to revoke such release.

              "(b)   Non-Complete and Confidentiality. The Company's obligation to make any payments or to provide any benefits to any Participant under the Plan is contingent upon such Participant executing and delivering to the


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              Company, upon being designated as a Participant under the Plan,
              (i) a non-competition agreement whereby Participant agrees not to compete with the Company or any of its Affiliates, interfere with their operations or solicit the Company's or any of its Affiliates' employees, in each case for a period equal to the length of time the Participant is entitled to receive payments or benefits under the Plan, and (ii) a confidentiality agreement whereby the Participant agrees not to disclose or use for the Participant's own benefit any information deemed to be confidential and/or proprietary by the Company, such non-competition agreement and confidentiality agreement each to be effective upon a Qualifying Termination of Participant's employment with the Company and to be in such form as the Company may request. Notwithstanding anything herein to the contrary, the payment of the salary and benefits to any Participant provided for in Subsections 4(b)(ii) and (iii) and 4(c)(ii) and (iii) shall not commence until execution and delivery of such non-competition agreement and confidentiality agreement by such Participant to the Company.

              "(c)   Termination of Payments and Benefits. The Company shall
              have no further obligation under the Plan to make payments or provide benefits to any Participant who materially breaches any release or non-competition, non-solicitation, confidentiality or similar agreement between such Participant and the Company or any of its Affiliates."












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